EXHIBIT 10.18D

FOURTH AMENDMENT
TO
EMPLOYMENT AGREEMENT

This amendment (the “Fourth Amendment”) is made the 4th day of March, 2011, between UIL Holdings Corporation, a Connecticut Corporation (the “Corporation”) and Anthony J. Vallillo (the “Executive”).

WHEREAS, the United Illuminating Company previously entered into an amended and restated employment Agreement with the Executive dated as of January 26, 2004, a First Amendment thereto, dated November 18, 2004, a second Amendment thereto, dated November 28, 2005, and a Third Amendment thereto, dated August 4, 2008 (collectively, the “Employment Agreement”); and

WHEREAS, the Executive is now an employee of UIL Holdings Corporation, and, in light of changes to the Executive’s employment, the Corporation and the Executive wish to amend the Agreement by this Fourth Amendment,

NOW THEREFORE, the following Sections of the Agreement are hereby amended as follows:

1.           Section (4)(g)(i) of the Agreement is hereby revised in its entirety to provide as follows:

(g)  Supplemental Executive Retirement Benefit.

(i) Benefit Formula.  Upon the Executive’s Separation from Service (as defined for purposes of The Supplemental Executive Retirement Plan of the United Illuminating Company) other than for Cause (as defined in Section 5(b) of this Agreement), a supplemental retirement benefit shall be payable in accordance with the provisions of this Section (4)(g).  The annual supplemental retirement benefit, expressed in the form of a single life annuity beginning at the Executive’s Normal Retirement Date as defined in The United Illuminating Company Pension Plan (the “UI Pension Plan”), shall be the excess, if any, of (A) less (B), where (A) is 2.0% (.02) of the Executive’s highest three-year average Total Compensation times his number of years of service as an employee of the Company (including any deemed service credited under this Agreement or the CIC Plan II) at termination (not to exceed thirty years), and (B) is the benefit payable under the UI Pension Plan, where (A) and (B) are both expressed as a single life annuity commencing as of the Executive’s Normal Retirement Date.  For purposes of this Section, Total Compensation shall mean the Executive’s Base Salary, and any amount paid to the Executive as short-term incentive compensation pursuant to the Company’s annual executive incentive compensation plan. With the exception of the applicable interest rate used for the purpose of converting the value of the benefit to a lump sum form of payment and the lump sum methodology noted below (i.e., the present value of an immediate annuity), the benefits payable under this Section (4)(g) shall be calculated using the same definitions of actuarial equivalence, and the same early retirement reduction factors that are specified in the UI Pension Plan in the event that the Executive becomes entitled to payment of the supplemental retirement benefit prior to what would have been his Normal Retirement Date, except that, in the event that the Executive is credited with deemed years of service, the reductions shall be based on the Executive’s service deemed as an employee of the Company.  With respect to a Separation from Service on or after January 31, 2011, for purposes of converting the value of the benefit to a lump sum form of payment the applicable interest rate shall be the applicable interest rate as of the date of the Executive’s Separation from Service or the applicable interest rate as of the date that is twelve months prior to the date of the Executive’s Separation from Service, whichever results in a larger present value for the Executive.

2.           Section (9) of the Agreement is hereby revised in its entirety to provide as follows:

(9) TAX SAVINGS PROVISION

If any portion of the payments which the Executive has the right to receive from the Company, or any affiliated entity, hereunder would constitute "excess parachute payments" (as defined in Section 280G of the Internal Revenue Code, and not governed by the terms defined in this Agreement) subject to the excise tax imposed by Section 4999 of the Internal Revenue Code, such excess parachute payments shall be reduced to the largest amount that will result in no portion of such excess parachute payments being subject to the excise tax imposed by Section 4999 of the Internal Revenue Code.

All of the other terms and conditions of the Employment Agreement shall remain in full force and effect.

THE UNITED ILLUMINATING COMPANY
Attest:
/s/ Mary Ann Torgerson	By	/s/ James P. Torgerson
James P. Torgerson
UIL Holdings Corporation, President and
Chief Executive Officer
The United Illuminating Company,
Chief Executive Officer

/s/ Anthony J. Vallillo
Anthony J. Vallillo